September 29, 1998


           AIS FUTURES MANAGEMENT
           375 Park Ave
           Suite 3403
           New York, New York 10152

           Re:    Smith Barney Diversified Futures Fund L.P.

           Dear Mr. Stern:

           Per our conversation, please liquidate AIS's positions in an orderly fashion by the close of business on Wednesday, September 30 for the following account:

               Smith Barney Diversified Futures Fund L.P. - Acct. # 258-43045

           If you have any questions, please call me at 212- 723-5416.  Thanks.

           Very truly yours,

           SMITH BARNEY FUTURES MANAGEMENT INC.



           Daniel A. Dantuono
           Chief Financial Officer & Director


           DAD/sr